Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2022, with respect to the WarnerMedia Business included in the information statement/prospectus of Discovery, Inc., which is referred to and made a part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-261188) for the registration of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas
April 8, 2022